Exhibit 10.5
June 13, 2005
Andrew Schmidt
1271 Santa Louisa Drive
Solana Beach, CA 92705
Dear Andrew:
On behalf of Smith Micro Software, it is a pleasure to extend to you an offer of employment as Chief Financial Officer (CFO).
In order to make you more familiar with Smith Micro Software, we have included a brief description of our benefit package. The following policies are currently in effect at Smith Micro Software, and are subject to change.

Position Offered:	Vice President of Finance and Chief Financial Officer

Reporting to:	Bill Smith, CEO

Start Date:	Monday, June 20, 2005

Salary:	$220,000 per year, payable on a semi-monthly basis. Subject to shareholder approval of our 2005 Stock Option Plan, you will receive a grant of 100,000 stock options upon successful completion of your introductory period. This position is exempt.

Introductory Period:	The introductory period is during the first three months of employment. All benefit accruals, including any paid leave, begin after successful completion of this Introductory period. Insurance benefits begin the first of the month following the date of hire (medical, dental, vision, life, and LTD). Both during and after your introductory period, your employment remains at-will.

Vacation:	From one (1) year of service, through four (4) years of service, you earn two (3) weeks vacation; After five (5) years of service, or more, you earn three (3) weeks of vacation; After ten (10) years of more, you earn four (4) weeks vacation.

Sick days:	The company provides you with (5) sick days per calendar year which is prorated during the year of hire.

Holidays:	Smith Micro Software observes the following holidays: New Year’s Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day and the Friday after Thanksgiving, and Christmas.

day. In addition to the company paid holidays, you are eligible to receive holiday pay for three floating holidays per calendar year (also prorated during the year of hire).

Health Insurance:	Smith Micro Software offers its employees medical, dental, vision, long term disability and life insurance. Currently, SMSI pays 100% of the employee’s monthly premium and approximately 50% of family coverage.

Cafeteria Plan:	Pre-tax savings for dependent insurance deductions, unreimbursed medical expenses and dependent care are also available through the company’s cafeteria plan. You are eligible to participate in the insurance and cafeteria plan on the first of the month following the date of hire.

401 K Plan:	You are eligible to enter the company’s 401K plan at the next enrollment period following your introductory period. This would be October 1, 2005. The company match, determined by the Board of Directors each year, is currently 20%. Vesting is over a six year period and is based upon service date.

Performance Evaluations:	After the completion of your introductory period, you will receive a performance evaluation. If you are performing at or above satisfactory level, you will become a regular employee, at which time employment may continue. As long as you continue to work at SMSI, performance evaluations may be held on an annual basis. Salary consideration may be included during the evaluation process but is not a requirement. All employees, whether within the introductory period or those considered to be regular employees, are still considered to be “At will” employees.

Special Conditions:	In the event that you are terminated without cause within twelve months following a Corporate Transaction, as defined below, you will be entitled to a severance benefit equal to six months base salary, subject to required withholding and payable in accordance with the Company’s regular and customary payroll practices

Corporate Transactions: any of the following stockholder approved transactions to which the Corporation is a party:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.
This offer of employment is not for any definite period of time and all employment with the company is “at-will”. This means that it can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company. This “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and by the Company’s President.
This offer, and any employment pursuant to this offer, is conditioned upon the following:
•	As required by law, your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America no later than the third day after you commence working for the Company. Enclosed is a list of acceptable INS Form I-9 documentation.

•	Your signed agreement to, and ongoing compliance with, the terms of the enclosed Employee Proprietary Information and Inventions Agreement without modification.

•	Your return of the enclosed copy of this letter, after being signed by you without modification, to the undersigned no later than Friday, June 17, 2005, after which time this offer will expire. By signing and accepting this offer, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company, as its employee. If you accept employment, you may not either bring onto Company premises or use in any manner any confidential or proprietary information developed, used or disclosed to you while you were employed by any company or entity.
If you accept this offer, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment. Any representations not contained in this letter, or contrary to those contained in this letter (whether written or oral), that may have been made to you are expressly cancelled and superceded by this offer.
Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing issued by the President of the Company.
We look forward to you accepting this offer and a mutually rewarding relationship. As with all important decisions, you should make a decision concerning this offer based on your own independent investigation and judgement concerning the Company and its future prospects.

If you accept this offer, please date and sign below, on the enclosed copy of this letter and return it to me no later than Friday, June 17, 2005, and retain the original for your records. You should bring your INS Form I-9 required identification, and proof of authorization to work with you on your first day of employment.
We at Smith Micro are looking forward to working with you. Please sign your acceptance of this offer below and return to our offices. If you have any questions, or if I can be of assistance, please let me know.
Sincerely,
Diane Gulling
Controller
Human Resources Manager
I accept this offer of employment as outlined above: /s/ Andrew C. Schmidt
Dated: 6-14-05
Subject to changes make on page 01.
As noted on e-mail, I am not available on July 13, 14, 15. I am also not available August 29 - September 3 of 2005. As with all absences from the office, I do return calls to my cell phone that day.